                                                                    Exhibit 12.2


                                 USX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      TOTAL ENTERPRISE BASIS - (Unaudited)
                              Continuing Operations
                -------------------------------------------------
                              (Dollars in Millions)

                               Nine Months
                                  Ended           Year Ended December 31
                               September 30  --------------------------------
                                1998   1997   1997   1996    1995   1994   1993
                                ----   ----   ----  -----    ----   ----   ----
Portion of rentals
  representing interest         $76     $60    $82    $78     $76    $83    $81
Capitalized interest             35      16     31     11      13     58    105
Other interest and fixed
  charges                       240     243    312    382     452    456    365
                                ----   ----   ----   ----   -----   ----   ----
Total fixed charges (A)        $351    $319   $425   $471    $541   $597   $551
                                ====   ====   ====   ====    ====   ====   ====
Earnings-pretax income
  with applicable
  adjustments (B)             $1625   $1386  $1745  $1837    $877  $1300   $239
                                ====   ====   ====   ====    ====   ====   ====
Ratio of (B) to (A)            4.63    4.34   4.11   3.90    1.62   2.18    (a)
                                ====   ====   ====   ====    ====   ====   ====


      (a)  Earnings did not cover fixed charges by $312 million for 1993.



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